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Exhibit (a)(1)(D)

CAP ROCK ENERGY CORPORATION

OFFER TO PURCHASE FOR CASH BY CAP ROCK ENERGY CORPORATION
SHARES OF ITS COMMON STOCK
AT A PURCHASE PRICE OF $10.00 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. EASTERN TIME
ON APRIL 8, 2003, UNLESS THE OFFER IS EXTENDED.

February 8, 2003

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        Cap Rock Energy Corporation, a Texas corporation (the "Company"), has appointed us to act as information agent in connection with its offer to purchase for cash shares of its common stock, par value $0.01 per share, at a price of $10.00 per share, net to the seller in cash.

        Cap Rock Energy Corporation's (the "Company") offer is being made upon the terms and subject to the conditions set forth in its offer to purchase, dated February 8, 2003, and in the related letter of transmittal which, together with the offer to purchase, as they may be amended and supplemented from time to time, constitute the offer. Only shareholders who received their shares as part of the conversion plan and still hold those shares are eligible to tender those shares.

        Only shares properly tendered and not properly withdrawn will be purchased. The offer is, however, subject to other conditions described in the offer to purchase, including available cash.

        For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

  •
  offer to purchase, dated February 8, 2003

  •
  letter that you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining those client's instructions with regard to the tender offer;

  •
  letter of transmittal for your use and for the information of your clients (together with accompanying instructions and Substitute FormW-9);

  •
  notice of guaranteed delivery to be used to accept the offer if the share certificates and all other required documents cannot be delivered to the depositary before the expiration date or if the procedure for book-entry transfer cannot be completed before the expiration date; and

  •
  guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute W-9.

        Your prompt action is requested. We urge you to contact your clients as promptly as possible. The tender offer and withdrawal rights will expire at 5:00 p.m., Eastern Time, on April 8, 2003, unless the offer is extended.

        No fees or commission will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of shares under the tender offer (other than fees paid to the information agent as described in the offer to purchase). The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of shares held by you as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares.

        In order to properly tender shares under the tender offer, a shareholder must do EITHER (1) or (2) below:

(1)
Provided that the depositary receives the following before the offer expires:

•
either (a) certificates for the shares, or (b) a confirmation of receipt for the shares pursuant to the procedure for book-entry transfer described in Section 3 of the offer to purchase; and

•
either (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) an "agent's message" of the type described in Section 3 of the offer to purchase in the case of a book-entry transfer; and

(2)
Comply with the guaranteed delivery procedure set forth in Section 3 of the offer to purchase.

        Any inquiries you may have with respect to the tender offer should be addressed to the information agent, at its address and telephone number set forth on the back page of the offer to purchase. Additional copies of the enclosed material may be obtained from us at 105 Madison Avenue, New York, N.Y. 10016 by calling (800) 322-2885 or collect at (212)929-5500.

                      Very truly yours,

                      MacKenzie Partners, Inc.

(Enclosures—3)

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF CAP ROCK ENERGY CORPORATION, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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  Exhibit (a)(1)(D)